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                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-A/A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                       FUSION MEDICAL TECHNOLOGIES, INC.
               (Exact Name of Registrant as Specified in Charter)

              DELAWARE                                  94-3177221
        ----------------------                          ----------
      (State of Incorporation                         (IRS Employer
          or Organization)                          Identification No.)

        34175 ARDENWOOD BLVD.,
         FREMONT, CALIFORNIA                              94555
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(Address of principal Executive Offices)                (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of Each Class                    Name and Exchange on Which
         to be so Registered                  Each Class is to be registered
                NONE                                      NONE

     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction Act A.(c), please check the following box. / /

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction Act A.(d), please check the following box. /X/

Securities Act registration statement file number to which this form relates:
______________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Stock Purchase Rights
                                (Title of Class)

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                           AMENDMENT NO. 3 TO FORM 8-A

     We hereby amend and supplement the following items, exhibits or other portions of our initial Form 8-A filed on November 5, 1997, our Form 8-K filed on April 8, 1999, and our Form 8-A12G/A filed on April 11, 2001 related to our Preferred Shares Rights Agreement, as set forth below.

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     On February 26, 2002, Fusion Medical Technologies, Inc. (the "Company") and EquiServe Trust Company, N.A. (the successor to BankBoston, N.A.) (the "Rights Agent") executed this third amendment (the "Amendment") to our Preferred Shares Rights Agreement originally entered into on October 10, 1997, as amended on March 30, 1999 and April 11, 2001, between the Company and the Rights Agent (the "Rights Agreement"). Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement. Section 27 of the Rights Agreement provides that prior to a Distribution Date, the Company may supplement or amend the Rights Agreement in any respect without the consent of the holders of the Rights.

     The Board of Directors of the Company approved the terms and provisions of an Agreement and Plan of Merger and Reorganization (the "Reorganization Agreement") between the Company, Baxter International Inc., a Delaware corporation ("Parent"), and HB2002 Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), on February 26, 2002. The Board of Directors of the Company also authorized and approved the Amendment in order to facilitate the execution of the Reorganization Agreement.

     The Amendment excludes Parent and Merger Sub from the definition of an Acquiring Person solely by virtue of the execution of the Reorganization Agreement, by and among Parent, Merger Sub and the Company, the execution of the Voting Agreements, dated as of February 26, 2002, by and among Parent, Merger Sub and certain stockholders of the Company or the consummation of the Merger (as defined in the Reorganization Agreement). In addition, the definitions of "Shares Acquisition Date," "Triggering Event," "Distribution Date," and "Section 13 Event" were modified to conform to the changes made to the definition of "Acquiring Person." Finally, Sections 3(c), 21 and 26 were also modified to reflect that EquiServe Trust Company, N.A. is the successor Rights Agent to BankBoston, N.A. The Amendment to the Rights Agreement, specifying the terms of the Rights, is an exhibit hereto, and the Rights Agreement, including the form of the Rights Certificate, and the subsequent amendments are incorporated herein by reference. The foregoing description of the Rights and the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits.

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ITEM 2.  EXHIBITS

4.1 Preferred Shares Rights Agreement dated October 10, 1997, by and between Fusion Medical Technologies, Inc. and BankBoston, N.A., including the Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached as Exhibit A, B and C, respectively thereto, incorporated by reference to Exhibit 4.1 to our Form 8-A filed on November 5, 1997.

4.2 First Amendment to the Preferred Shares Rights Agreement dated March 30, 1999, between Fusion Medical Technologies, Inc. and BankBoston, N.A., incorporated by reference to Exhibit 4.2 to our Form 8-K filed on April 9, 1999.

4.3 Second Amendment to the Preferred Shares Rights Agreement dated April 11, 2001, between Fusion Medical Technologies, Inc. and EquiServe Trust Company, N.A., incorporated by reference to Exhibit 4.3 to our Form 8-A12G/A filed on April 11, 2001.

4.4 Third Amendment to the Preferred Shares Rights Agreement dated February 26, 2002, between Fusion Medical Technologies, Inc. and EquiServe Trust Company, N.A.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused the Report to be signed on the Registrant's behalf by the undersigned thereunto duly authorized.

                                 FUSION MEDICAL TECHNOLOGIES, INC.

                                 By:    /s/ Larry J. Strauss
                                        --------------------------------
                                        Larry J. Strauss
                                        Title: Vice President, Finance and Chief
                                               Financial Officer


Dated: March 12, 2002